As filed with the Securities and Exchange Commission on August 12, 2016

Registration No.  333-196137

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION
STATEMENT NO. 333-196137

UNDER THE SECURITIES ACT OF 1933

REACHLOCAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-0498783
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

21700 Oxnard Street, Suite 1600, Woodland Hills, California	91367
(Address of registrant’s principal executive offices)	(Zip Code)

ReachLocal, Inc. Amended and Restated 2008 Stock Incentive Plan
ReachLocal, Inc. Nonqualified Inducement Stock Option Grant Notice and Stock Option Agreement
(Full title of the Plan)

Barbara W. Wall

Senior Vice President and Chief Legal Officer

GANNETT CO., INC.

7950 Jones Branch Drive

McLean, Virginia 22107

(Name and address of agent for service)

(703) 854-6000

(Telephone number, including area code, of agent for service)

Copy to:
John C. Partigan, Esq.
Nixon Peabody LLP
799 9th Street, N.W.
Washington, D.C. 20001
(202) 585-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

DEREGISTRATION OF SECURITIES

Gannett Co., Inc. completed its previously announced acquisition of ReachLocal, Inc. (the “Registrant”) on August 9, 2016.  Consequently, the Registrant no longer sponsors the ReachLocal, Inc. Amended and Restated 2008 Stock Incentive Plan (the “2008 Plan”) and the ReachLocal, Inc. Nonqualified Inducement Stock Option Grant Notice and Stock Option Agreement (the “Inducement Option,” and together with the 2008 Plan, the “ReachLocal Plans”) and is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (this “Post-Effective Amendment”) to deregister any and all securities that were registered pursuant to Registration Statement No. 333-196137 (the “Registration Statement”) and that remain unsold under the ReachLocal Plans.  The Registration Statement was filed with the Securities and Exchange Commission (the “Commission”) on May 21, 2014 in order to register an additional 1,271,655 shares of Common Stock, par value $0.00001 per share, of the Registrant for sale under the 2008 Plan and an initial 385,000 shares of Common Stock, par value $0.00001 per share, of the Registrant for sale under the Inducement Option.

The Registrant has terminated any offering of the Registrant’s securities pursuant to the Registration Statement.  In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

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SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Commonwealth of Virginia on August 12, 2016.

REACHLOCAL, INC.

By:	/s/ Barbara W. Wall
Barbara W. Wall
Vice President

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933.

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